EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-43426 on Form S-3D, effective August 10, 2000 and No. 333-254489 on Form S-8, effective March 19, 2021) of Peoples Bancorp of North Carolina, Inc. of our reports dated March 18, 2022, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Peoples Bancorp of North Carolina, Inc. for the year ended December 31, 2021.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 18, 2022